NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE MKT LLC (the 'Exchange' or the 'NYSE MKT') hereby notifies the Securities and Exchange Commission ('SEC') of its intention to remove the entire class of common stock ('Common Stock') of FAB Universal Corp. (the ‘Company’) from listing and registration on the Exchange at the opening of business on December 2, 2014, pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. 1. Section 1003(f)(iii) of the NYSE MKT Company Guide ('Company Guide') provides that the Exchange will normally consider suspending dealings in or removing from the list a security when an issuer or its management has 'engage[d] in operations which, in the opinion of the Exchange, are contrary to the public interest.' 2. On August 11, 2014, NYSE Regulation, Inc. determined that the Company had failed to comply with Section 1003(f)(iii) of the Company Guide and that the Common Stock should be suspended immediately from trading, and directed the preparation and filing with the SEC of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone on July 29, 2014 and by letter on August 11, 2014. 3. Pursuant to the above authorization, a press release was issued on August 11, 2014 and an announcement was made on the 'ticker' of the Exchange immediately and at the close of the trading session on August 11, 2014 of the suspension of trading in the Common Stock. Similar information was included on the Exchange’s website. 4. Pursuant to Sections 1009(d) and 1203 of the Company Guide, the Company had a right to appeal to a Listings Qualification Panel (the 'Panel') the determination to delist the Common Stock, provided that it filed a written request for such a review with the Office of the General Counsel of the Exchange within ten business days of receiving notice of the delisting determination. On August 18, 2014 the Exchange received a letter from the Company to request a hearing before the Panel. The hearing was held on October 14, 2014. 5. On October 24, 2014, the Panel issued a decision that affirmed the determination of NYSE Regulation to delist the Common Stock. Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.